Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 15, 2008

Subject Line: iPath® Optimized Currency Carry ETN Conference Call Invite from Barclays

This conference call will cover topics such as:

•	Basics of the “Carry Trade”

•	Currency as an asset class

•	The G10 currency market

Representatives from Barclays Capital Inc. will be on hand to answer your questions during a live conference call.

FOR FINANCIAL PROFESSIONALS ONLY

Date: April 17, 2008 @ 11:30 AM ET, 8:30 AM PT

Hosts: Ed Ware, US Investor Solutions, Barclays Capital

Speaker: Andrew Kaufmann, Managing Director, Head of FX Structuring, Barclays Capital

Call Name: iPath ICI Conference Call

Phone: (800) 762-4905

Please dial-in 10 minutes before the call begins to enable the call to start on time.

For more information, visit www.iPathETN.com.

FOR INSTITUTIONAL INVESTOR USE ONLY. NOT FOR PUBLIC DISTRIBUTION.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6583-iP-0408

Not FDIC Insured * No Bank Guarantee * May Lose Value

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Barclays Global Investors

45 Fremont Street

San Francisco, CA 94105